Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	February 10, 2011

Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported net income for the year ended December 31, 2010 of $1.4 million, an increase of $702 thousand compared to the prior year. Net income available to common shareholders was $747 thousand or $0.10 per common share this year compared to $48 thousand or $0.01 per common share for 2009. Net income available to common shareholders reflects the payment of dividends on preferred stock issued by the Company.

Total assets at December 31, 2010 were $536.0 million, reflecting growth of $58.2 million during the year. Contributing to this growth was an increase of $34.0 million in loans held for investment and an increase of $20.1 million in securities available for sale. Growth in assets was supported by the increase in core customer deposits. Deposits totaled $434.0 million at year end 2010, reflecting a significant improvement of $57.3 million compared to the prior year. The strong balance sheet growth has allowed the banks to remain focused on building long-standing relationships, providing personal service to customers and supporting our communities.

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NEWS RELEASE